As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

X3 Holdings Co., Ltd. (Exact name of registrant as specified in its charter)

Cayman Islands	7371	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 412, Tower A, Tai Seng Exchange

One Tai Seng Avenue

Singapore 536464

(Address of principal executive offices, including zip code)

X3 Holdings Co., Ltd. 2026 Share Option Plan

(Full title of the plan)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

+302-738-6680

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by X3 Holdings Co., Ltd., a Cayman Islands exempted company (the “Registrant” or the “Company”), relating to (i) 4,542,860 Class A ordinary share of the Company of a par value of $0.00003 each, and (ii) 239,098 Class B ordinary shares of the Company of a par value of $0.00003 each, issuable under the X3 HOLDINGS CO., LTD. 2026 Stock Option Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share subdivision, share dividends or similar transactions as provided in the Plan. Any ordinary shares covered by an award granted under the Plan (or portion of an award) that terminates, expires, lapses or repurchased for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Reports on Form 20-F for the fiscal year ended December 31, 2024 filed with the Commission on April 25, 2025;

(b)	The Company’s Current Reports on Form 6-K furnished to the Commission on April 30, 2025, June 4, 2025, June 18, 2025, July 17, 2025, August 8, 2025 and September 29, 2025 respectively;

(c)	The Company’s prospectus filed with the Commission under Rule 424(b)(5) of the Securities Act on June 4, 2025 and July 17, 2025; and

(d)	The description of the Company’s share capital contained in the registration statement on Form F-1 (File No. 333-229128) initially filed with the Commission on September 26, 2018, which was later amended and declared effective on March 28, 2019.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent specifically designated therein, reports on Form 6-K furnished by the Company to the Commission, in each case, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Description of Class B Ordinary Shares

The Registrant has two classes of ordinary shares, the Class A ordinary shares and the Class B ordinary shares. The Class A ordinary shares are registered under Section 12 of the Exchange Act representing Class A ordinary shares listed on the Nasdaq Capital Market under the symbol “XTKG”.

The Class B ordinary shares are not publicly traded and are not registered under Section 12 of the Exchange Act. The Class A ordinary shares and Class B ordinary shares differ only with respect to voting rights and conversion rights, which are discussed below. The following is a description of the Class B ordinary shares.

Conversion. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our Board. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Our memorandum and articles of association provide that the directors may, before recommending or declaring any dividends, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our Company. Holders of ordinary shares shall at all times vote together as one class on all matters submitted to a vote by shareholders. In respect of matters requiring shareholders’ vote, on a poll, each Class A ordinary share is entitled to one (1) vote, and each Class B ordinary share is entitled to thirty (30) votes. Voting at any shareholders’ meeting is by show of hands unless a poll is demanded (before or on the declaration of the result of the show of hands). A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than one-tenth of the paid up voting share capital.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Liquidation Rights

On a winding up of the Registrant, if assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital, the surplus will be distributed among the holders of Class A and Class B ordinary shares on a pro rata basis. If the assets available for distribution are insufficient to repay the whole of the share capital, the assets will be distributed so that the losses are borne by the shareholders proportionately.

Miscellaneous

Holders of Class A ordinary shares and Class B ordinary shares do not have any pre-emptive rights, other subscription rights, redemption rights or sinking fund rights.

Provisions of Our Eighth Amended and Restated Memorandum and Articles of Association (“M&AA”) Affecting Changes in Control

Dual Class Structure

The Registrant has two classes of ordinary shares, Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one (1) vote per share in respect of matters requiring the votes of shareholders, while holders of Class B ordinary shares are entitled to thirty (30) votes per share, subject to certain exceptions.

The Registrant’s dual class share structure has essentially prevented, or made highly unlikely, any action requiring shareholder approval that certain holders of Class B ordinary shares do not support, including actions that may have effected a change in control of the Registrant.

Issuance of preferred shares by the Board

Provisions of the M&AA may discourage, delay or prevent a change in control of the Registrant or management that shareholders may consider favorable, including provisions that authorize the board of directors to issue, without any further vote or action by the shareholders, preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights, and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Class A and Class B ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Registrant or make removal of management more difficult.

Foreign Restrictions on Holding of Class B Ordinary Shares

The Registrant is an exempted company limited by shares incorporated under the laws of the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Registrant levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. There are no exchange control regulations or currency restrictions in the Cayman Islands. Additionally, upon payments of dividends by the Registrant to its shareholders, no Cayman Islands withholding tax will be imposed.

There are no limitations on the right of non-resident or foreign owners to hold or vote Class B ordinary shares imposed by the laws of the Cayman Islands or by the M&AA of the Registrant.

The Cayman Islands is not a party to any double tax treaties which are applicable to any payments made by or to the Registrant.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association (“Articles”) may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No such person shall be liable to the Registrant for any loss or damage incurred by the Registrant as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1*	Specimen Share Certificate

4.2	Eighth Amended and Restated Memorandum and Articles of Association of the Registrant Currently In Effect (incorporated by reference to Exhibit 1.1 of the Registrant’s Annual Report on Form 20-F filed with the Commission on April 25, 2025)

5.1*	Opinion of Conyers Dill & Pearman LLP (regarding validity of ordinary shares being registered).

10.1*	The 2026 Share Option Plan of X3 Holdings Co., Ltd.

23.1*	Consent of Conyers Dill & Pearman LLP (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of Onestop Assurance PAC

24.1*	Power of Attorney (included in the signature page hereto).

107*	Calculation of Filing Fee

*	filed herewith

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in exhibit 107 of the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on January 7, 2026.

X3 Holdings Co., Ltd.

Date: January 7, 2026	By:	/s/ Stewart Lor
Stewart Lor
Co-Chief Executive Officer, President, and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Ban Lor and Stewart Lor, their true and lawful attorney-in-facts and agent, with full power of substitution and resubstitution, for them and in their names, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) or supplements to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stewart Lor	Co-Chief Executive Officer, President, and Chairman of the Board	January 7, 2026
Stewart Lor

/s/ Ee Fong Voon	Co-Chief Executive Officer and Executive Director	January 7, 2026
Ee Fong Voon

/s/ Yuxia Xu	Chief Financial Officer, Chief Operating Officer	January 7, 2026
Yuxia Xu

/s/ Ruizhong Jiang	Independent Director	January 7, 2026
Ruizhong Jiang

/s/ Wei Jiang	Independent Director	January 7, 2026
Wei Jiang

/s/ Phillip Tao Qiu	Independent Director	January 7, 2026
Phillip Tao Qiu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of X3 Holdings Co., Ltd., has signed this Registration Statement or amendment thereto in on January 7, 2026.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director
Puglisi & Associates